                      SECURITIES AND EXCHANGE COMMISSION

                               Washington, D.C.

                                  FORM U-3A-2

   Statement by Holding Company Claiming Exemption Under Rule U-3A-2 from the
          Provisions of the Public Utility Holding Company Act of 1935

                     To Be Filed Annually Prior to March 1

                       Constellation Energy Group, Inc.

hereby files with the Securities and Exchange Commission, pursuant to Rule 2, its statement claiming exemption as a holding company from the provisions of the Public Utility Holding Company Act of 1935, and submits the following information:

          1. Name, state of organization, location and nature of business of claimant and every subsidiary thereof, other than any exempt wholesale generator
(EWG) or foreign utility company in which claimant directly or indirectly holds an interest.

------------------------------------------------------------------------------------------
Name                              State of Organization         Location and Nature of
                                                                Business
------------------------------------------------------------------------------------------
Constellation Energy Group,       MD                            Baltimore, MD - holding
Inc.                                                            company
------------------------------------------------------------------------------------------

                Subsidiaries of Constellation Energy Group, Inc.
                ------------------------------------------------

------------------------------------------------------------------------------------------
Baltimore Gas and Electric        MD                            Baltimore, MD - public
Company                                                         utility
------------------------------------------------------------------------------------------
Constellation Enterprises,        MD                            Baltimore, MD - holding
Inc.                                                            company
------------------------------------------------------------------------------------------
Constellation Nuclear             MD                            Baltimore, MD - holding
Group, LLC                                                      company
------------------------------------------------------------------------------------------

               Subsidiaries of Baltimore Gas and Electric Company
               ------------------------------------------------

------------------------------------------------------------------------------------------
District Chilled Water                     MD                  Baltimore, MD - district
General Partnership                                            chilled water systems
------------------------------------------------------------------------------------------
BGE Capital Trust I                        DE                  Baltimore, MD - business
                                                               trust
------------------------------------------------------------------------------------------
Silicon Power Corporation                  PA                  Malvern, PA - manufacturer
------------------------------------------------------------------------------------------

                Subsidiaries of Constellation Nuclear Group, LLC
                ------------------------------------------------

------------------------------------------------------------------------------------------
Constellation Nuclear                      MD                 Nuclear consulting services
Services, Inc.
------------------------------------------------------------------------------------------

                Subsidiaries of Constellation Enterprises, Inc.
                -----------------------------------------------

------------------------------------------------------------------------------------------
Constellation Power Source,                DE                 Baltimore, MD - power
Inc. (CPS)                                                    marketer
------------------------------------------------------------------------------------------
Constellation Energy                       DE                 Baltimore, MD - energy
 Source, Inc. (CES)                                           services
------------------------------------------------------------------------------------------
BGE Home Products &                        MD                 Baltimore, MD - energy
Services, Inc. (HPS)                                          services
------------------------------------------------------------------------------------------
Constellation Holdings, Inc.               MD                 Baltimore, MD - holding
                                                              company
------------------------------------------------------------------------------------------
Orion Power Holdings, Inc.                 DE                 Baltimore, MD - generation
------------------------------------------------------------------------------------------

               Subsidiaries of Constellation Energy Source, Inc.
               -------------------------------------------------

------------------------------------------------------------------------------------------
Skiles Energy Services, Inc.               DE                Baltimore, MD - inactive sub
------------------------------------------------------------------------------------------

               Subsidiaries of BGE Home Products & Services, Inc.
               --------------------------------------------------

------------------------------------------------------------------------------------------
BGE Commercial Building                    MD                Baltimore, MD - energy
Systems, Inc.                                                services
------------------------------------------------------------------------------------------
HPS Receivables, Inc.                      MD                Baltimore, MD - special
                                                             purpose financing sub
------------------------------------------------------------------------------------------

                  Subsidiaries of Constellation Holdings, Inc.
                  --------------------------------------------

------------------------------------------------------------------------------------------
Constellation Power, Inc.                  MD                Baltimore, MD - generation
(CPI)                                                        and other energy related
                                                             investments
------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------
Constellation Investments,                 MD                Baltimore, MD - financial
Inc. (CII)                                                   investments
------------------------------------------------------------------------------------------
Constellation Real Estate                  MD                Baltimore, MD - real estate
Group, Inc. (CREG)
------------------------------------------------------------------------------------------

                   Subsidiaries of Constellation Power, Inc.
                   -----------------------------------------

---------------------------------------------------------------------------------------------------
Mammoth-Pacific Limited Partnership        CA                Mammoth Lakes, CA - Partnership that
                                                             owns a QF facility
---------------------------------------------------------------------------------------------------
Mammoth Power Associates, L.P.             CA                Mammoth Lakes, CA - power development
                                                             and geothermal leases
---------------------------------------------------------------------------------------------------
CD Mammoth Lakes I, Inc.                   MD                Mammoth Lakes, CA - Ownership
                                                             interest in a partnership that owns a
                                                             QF facility
---------------------------------------------------------------------------------------------------
CD Mammoth Lakes II, Inc.                  MD                Mammoth Lakes, CA - Ownership
                                                             interest in a partnership that owns a
                                                             QF facility
---------------------------------------------------------------------------------------------------
CD Ormesageo 1H-A, Inc.                    MD                VA and WV - Member of an LLC that has
                                                             an interest in a partnership that
                                                             owns coal processing facilities
---------------------------------------------------------------------------------------------------
CD Ormesageo 1H-B, Inc.                    MD                VA and WV - Member of an LLC that has
                                                             an interest in a partnership that
                                                             owns coal processing facilities
---------------------------------------------------------------------------------------------------
CD Ormesageo 1H-C, Inc.                    MD                VA and WV - Member of an LLC that has
                                                             an interest in a partnership that
                                                             owns coal processing facilities
---------------------------------------------------------------------------------------------------
Panther Creek Energy, Inc.                 DE                Inactive
---------------------------------------------------------------------------------------------------
Panther Creek Partners                     DE                Carbon County, PA - Partnership that
                                                             owns interest in a QF facility as
                                                             lessee in a sale/leaseback
---------------------------------------------------------------------------------------------------
CD Panther Partners, LP                    DE                Carbon County, PA - Ownership
                                                             interest in a partnership that is the
                                                             lessee in a sale/leaseback of a QF
                                                             facility
---------------------------------------------------------------------------------------------------
CD Panther I, Inc.                         MD                Carbon County, PA - Ownership
                                                             interest in a partnership that owns
                                                             an interest in a partnership that is
                                                             the lessee in a sale/leaseback of a
                                                             QF facility
---------------------------------------------------------------------------------------------------
CD Panther II, Inc.                        MD                Carbon County, PA - Ownership
                                                             interest in a partnership that owns
                                                             an interest in a partnership that is
                                                             the lessee in a sale/leaseback of a
                                                             QF facility
---------------------------------------------------------------------------------------------------
Soda Lake Resources Limited                NV                Fallon, NV - Partnership that owns
Partnership                                                  geothermal resources
---------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
CD Soda SLR, Inc.                           MD         Fallon, NV - Ownership interest in a
                                                       partnership that owns a geothermal
                                                       resources
---------------------------------------------------------------------------------------------
CD Soda III, Inc.                           MD         Fallon, NV - Ownership interest in a
                                                       corporation that is the lessee in a
                                                       sale/leaseback of a QF facility
---------------------------------------------------------------------------------------------
AMOR IX Corporation                         DE         Fallon, NV - Lessee in a
                                                       sale/leaseback of a QF facility
---------------------------------------------------------------------------------------------
ACE Operating Partners                      CA         Trona, CA - Partnership that owns a
                                                       QF facility
---------------------------------------------------------------------------------------------
CE ACE IV, Inc.                             MD         Trona, CA - Ownership interest in a
                                                       partnership that owns a QF facility
---------------------------------------------------------------------------------------------
CE Clemson Power, L.P.                      MD         Inactive
---------------------------------------------------------------------------------------------
CE Clemson Power I, Inc.                    MD         Inactive
---------------------------------------------------------------------------------------------
CE Clemson Power II, Inc.                   MD         Inactive
---------------------------------------------------------------------------------------------
Inter-Power/AhlCon Partners Limited         DE         Colver, PA - Partnership that is the
Partnership                                            lessee in the sale/leaseback of a QF
                                                       facility
---------------------------------------------------------------------------------------------
CE Colver Limited Partnership               MD         Colver, PA - Partnership that has an
                                                       ownership interest in a partnership
                                                       that is the lessee in the
                                                       sale/leaseback of a QF facility
---------------------------------------------------------------------------------------------
CE Colver I, Inc.                           MD         Colver, PA - Ownership interest in a
                                                       partnership that is the lessee in the
                                                       sale/leaseback of a QF facility
---------------------------------------------------------------------------------------------
CE Colver II, Inc.                          MD         Colver, PA - Ownership interest in
                                                       partnership that has an ownership
                                                       interest in a partnership that is the
                                                       lessee in the sale/leaseback of a QF
                                                       facility
---------------------------------------------------------------------------------------------
CE Colver III, Inc.                         MD         Colver, PA - Ownership interest in a
                                                       partnership that has an ownership
                                                       interest in a partnership that is the
                                                       lessee in the sale/leaseback of a QF
                                                       facility
---------------------------------------------------------------------------------------------
A/C Fuels Company                           PA         Carbon County, PA - Partnership that
                                                       owns waste coal
---------------------------------------------------------------------------------------------
CE Culm, Inc.                               MD         Carbon County, PA - Ownership
                                                       interest in a partnership that owns
                                                       waste coal
---------------------------------------------------------------------------------------------
CE Franklin Energy I, Inc.                  MD         Inactive
---------------------------------------------------------------------------------------------
CE Franklin Energy II, Inc.                 MD         Inactive
---------------------------------------------------------------------------------------------
Freehold Cogeneration Associates            DE         Formerly the developer of an electric
Limited Partnership                                    generating facility
---------------------------------------------------------------------------------------------
CE Freehold Limited Partnership             MD         Inactive
---------------------------------------------------------------------------------------------
CE Freehold I, Inc.                         MD         Inactive
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
CE Freehold II, Inc.                        MD         Inactive
---------------------------------------------------------------------------------------------
CE Freehold III, Inc.                       MD         Inactive
---------------------------------------------------------------------------------------------
Lake City Geothermal I, L.P.                CA         Inactive
---------------------------------------------------------------------------------------------
CE Lake City Limited Partnership I          MD         Inactive
---------------------------------------------------------------------------------------------
CE Lake City I, Inc.                        MD         Inactive
---------------------------------------------------------------------------------------------
CE Lake City II, Inc.                       MD         Inactive
---------------------------------------------------------------------------------------------
CE Long Valley Limited Partnership          MD         Inactive
---------------------------------------------------------------------------------------------
CE Long Valley I, Inc.                      MD         Inactive
---------------------------------------------------------------------------------------------
CE Long Valley II, Inc.                     MD         Inactive
---------------------------------------------------------------------------------------------
Mojave Power Partners, L.P.                 MD         Inactive
---------------------------------------------------------------------------------------------
CE Mojave I, Inc.                           MD         Inactive
---------------------------------------------------------------------------------------------
CE Peninsula I, Inc.                        MD         Inactive
---------------------------------------------------------------------------------------------
Puna Geothermal Venture                     HI         Hilo, HI - Partnership that owns a
                                                       PURPA geothermal facility
---------------------------------------------------------------------------------------------
CE Puna Limited Partnership                 MD         Hilo, HI - Partnership that owns an
                                                       interest in a partnership that owns a
                                                       PURPA geothermal facility
---------------------------------------------------------------------------------------------
CE Puna I, Inc.                             MD         Hilo, HI - Partnership that owns a
                                                       PURPA geothermal facility
---------------------------------------------------------------------------------------------
CE Puna II, Inc.                            MD         Hilo, HI - Ownership interest in a
                                                       partnership that owns an interest in
                                                       a partnership that owns a PURPA
                                                       geothermal facility
---------------------------------------------------------------------------------------------
CE Puna III, Inc.                           MD         Inactive
---------------------------------------------------------------------------------------------
Searles Valley Power Partners, L.P.         CA         Inactive
---------------------------------------------------------------------------------------------
CE Searles Valley I, Inc.                   MD         Inactive
---------------------------------------------------------------------------------------------
CE Taunton Limited Partnership              MD         Inactive
---------------------------------------------------------------------------------------------
CE Taunton I, Inc.                          MD         Inactive
---------------------------------------------------------------------------------------------
CE Taunton II, Inc.                         MD         Inactive
---------------------------------------------------------------------------------------------
CE Technical Services, Inc.                 MD         Inactive
---------------------------------------------------------------------------------------------
Central Wayne Energy Recovery               MD         Wayne County, MI - Partnership that
Limited Partnership                                    owns a QF facility
---------------------------------------------------------------------------------------------
CE Central Wayne Energy Recovery            MD         Wayne County, MI - Ownership interest
Limited Partnership                                    in a partnership that owns a QF
                                                       facility
---------------------------------------------------------------------------------------------
CE Wayne I, Inc.                            MD         Wayne County, MI - Ownership interest
                                                       in a partnership that owns an
                                                       interest in a partnership that owns a
                                                       QF facility
---------------------------------------------------------------------------------------------
CE Wayne II, Inc.                           MD         Wayne County, MI - Ownership interest
                                                       in a partnership that owns an
                                                       interest in a partnership that owns a
                                                       QF facility
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
Cabazon Wind Partners, LLC            CA               San Gorgonio Pass, CA - LLC formed to
                                                       hold an electric generating facility,
                                                       currently in development
---------------------------------------------------------------------------------------------
CP Cabazon I, Inc.                    MD               San Gorgonio Pass, CA - Member of an
                                                       LLC that was formed to hold an
                                                       electric generating facility,
                                                       currently in development
---------------------------------------------------------------------------------------------
CP Cabazon II, Inc.                   MD               San Gorgonio Pass, CA - Member of an
                                                       LLC that was formed to hold an
                                                       electric generating facility,
                                                       currently in development
---------------------------------------------------------------------------------------------
CP Florida Investors II, Inc.         MD               Hardee County, FL - Ownership
                                                       interest in a partnership that was
                                                       formed to hold an electric generating
                                                       facility, currently in development
---------------------------------------------------------------------------------------------
Fort Green Power Project, LP          MD               Hardee County, FL - Partnership
                                                       formed to hold an electric generating
                                                       facility currently in development
---------------------------------------------------------------------------------------------
CP Fort Green Limited Partnership     MD               Hardee County, FL - Ownership
                                                       interest in a partnership formed to
                                                       hold an electric generating facility
                                                       currently in development
---------------------------------------------------------------------------------------------
CP Fort Green I, Inc.                 MD               Hardee County, FL - Ownership
                                                       interest in a partnership that has an
                                                       interest in a partnership that was
                                                       formed to hold an electric generating
                                                       facility currently in development
---------------------------------------------------------------------------------------------
CP Fort Green II, Inc.                MD               Hardee County, FL - Ownership
                                                       interest in a partnership that has an
                                                       interest in a partnership that was
                                                       formed to hold an electric generating
                                                       facility currently in development
---------------------------------------------------------------------------------------------
Gary Coal Processing Limited          DE               Gary, IN - Partnership that owns a
Partnership                                            coal processing facility
---------------------------------------------------------------------------------------------
Gary - PCI Ltd., L.P.                 DE               Gary, IN - Ownership interest in a
                                                       partnership that owns a coal
                                                       processing facility
---------------------------------------------------------------------------------------------
CP - Gary Limited Partnership         MD               Gary, IN - Ownership interest in
                                                       partnership that has an ownership in
                                                       a partnership that owns a coal
                                                       processing facility
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
CP - Gary I, Inc.                     MD               Gary, IN - Ownership interest in a
                                                       partnership that owns an interest in
                                                       a partnership that owns an interest
                                                       in a partnership that owns a coal
                                                       processing facility
---------------------------------------------------------------------------------------------
CP - Gary II, Inc.                    MD               Gary, IN - Ownership interest in a
                                                       partnership that owns an interest in
                                                       a partnership that owns an interest
                                                       in a partnership that owns a coal
                                                       processing facility
---------------------------------------------------------------------------------------------
CP - Gary III, Inc.                   MD               Gary, IN - Ownership interest in a
                                                       partnership that owns an interest in
                                                       a partnership that owns an interest
                                                       in a partnership that owns a coal
                                                       processing facility
---------------------------------------------------------------------------------------------
CP - Gary IV, Inc.                    MD               Gary, IN - Ownership interest in a
                                                       partnership that owns an interest in
                                                       a partnership that owns an interest
                                                       in a partnership that owns a coal
                                                       processing facility
---------------------------------------------------------------------------------------------
CP Egasa, Inc.                        MD               Inactive
---------------------------------------------------------------------------------------------
The Peruvian Investment Group I,      DE               Inactive
Inc.
---------------------------------------------------------------------------------------------
The Peruvian Investment Group II,     DE               Inactive
Inc.
---------------------------------------------------------------------------------------------
High Desert Power Project LLC         CA               Victorville, CA - Entity formed to
                                                       hold an electric generating facility
                                                       currently in development
---------------------------------------------------------------------------------------------
CP High Desert Limited Partnership    MD               Victorville, CA - Member of an LLC
                                                       that was formed to hold an electric
                                                       generating facility currently in
                                                       development
---------------------------------------------------------------------------------------------
CP High Desert I, Inc.                MD               Victorville, CA - Ownership interest
                                                       in a partnership that is a member of
                                                       an LLC that was formed to hold an
                                                       electric generating facility
                                                       currently in development
---------------------------------------------------------------------------------------------
CP High Desert II, Inc.               MD               Victorville, CA - Ownership interest
                                                       in a partnership that is a member of
                                                       an LLC that was formed to hold an
                                                       electric generating facility
                                                       currently in development
---------------------------------------------------------------------------------------------
Nickel Hill Energy, LLC               MD               Dracut, MA - An LLC formed to hold an
                                                       electric generating facility
                                                       currently in development
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
CP Nickel Hill, LLC                   DE               Inactive
---------------------------------------------------------------------------------------------
Oleander Power Project, LP            FL               Brevard County, FL - Partnership
                                                       formed to hold an electric generating
                                                       facility currently in development
---------------------------------------------------------------------------------------------
CP Oleander Limited Partnership       MD               Brevard County, FL - Ownership
                                                       interest in a partnership that was
                                                       formed to hold an electric generating
                                                       facility currently in development
---------------------------------------------------------------------------------------------
CP Oleander I, Inc.                   MD               Brevard County, FL - Ownership
                                                       interest in a partnership that has an
                                                       ownership interest in a partnership
                                                       that was formed to hold an electric
                                                       generating facility currently in
                                                       development
---------------------------------------------------------------------------------------------
CP Oleander II, Inc.                  MD               Brevard County, FL - Ownership
                                                       interest in a partnership that has an
                                                       ownership interest in a partnership
                                                       that was formed to hold an electric
                                                       generating facility currently in
                                                       development
---------------------------------------------------------------------------------------------
CP Florida Investors, Inc.            MD               Brevard County, FL - Ownership
                                                       interest in a partnership that owns
                                                       an interest in a partnership that was
                                                       formed to hold an electric generating
                                                       facility currently in development
---------------------------------------------------------------------------------------------
Sunnyside Generation, LLC             DE               Sunnyside, Utah - Entity administers
                                                       stock purchase agreement for partner
                                                       of partnership that owns an interest
                                                       in a partnership that owns a QF
                                                       facility
---------------------------------------------------------------------------------------------
CP Sunnyside I, Inc.                  MD               Sunnyside, Utah - Owns companies that
                                                       own interests in a partnership that
                                                       owns an interest in a partnership
                                                       that owns a QF facility
---------------------------------------------------------------------------------------------
Sunnyside II, Inc.                    DE               Sunnyside, Utah - Ownership interest
                                                       in a partnership that owns an
                                                       interest in a partnership that owns a
                                                       QF facility
---------------------------------------------------------------------------------------------
Sunnyside III, Inc.                   DE               Sunnyside, Utah - Ownership interest
                                                       in a partnership that owns an
                                                       interest in a partnership that owns a
                                                       QF facility
---------------------------------------------------------------------------------------------
Sunnyside II, L.P.                    DE               Sunnyside, Utah - Ownership interest
                                                       in a partnership that owns a QF
                                                       facility
---------------------------------------------------------------------------------------------
Sunnyside Cogeneration Associates     UT               Sunnyside, Utah - Owns a QF facility
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
Pace Carbon Synfuels Investors, L.P.  DE               VA and W.VA - Partnership that owns
                                                       coal processing facilities
---------------------------------------------------------------------------------------------
CP Synfuels Investor, LLC             MD               VA and W. VA - An LLC that has an
                                                       interest in a partnership that owns
                                                       coal processing facilities
---------------------------------------------------------------------------------------------
CP Synfuels, Inc.                     MD               Inactive
---------------------------------------------------------------------------------------------
CP Synfuels Investor, Inc.            MD               VA and W. VA - Ownership of companies
                                                       that are members of an LLC that has
                                                       an interest in a partnership that
                                                       owns coal processing facilities
---------------------------------------------------------------------------------------------
CP Synfuels Member, Inc.              MD               Inactive
---------------------------------------------------------------------------------------------
Rio Nogales Power Project, L.P.       DE               Seguin, Texas - Entity formed to hold
                                                       an electric generating facility
                                                       currently in development
---------------------------------------------------------------------------------------------
Rio Nogales I, Inc.                   DE               Seguin, Texas - Ownership interest in
                                                       a partnership that was formed to hold
                                                       an electric generating facility
                                                       currently in development
---------------------------------------------------------------------------------------------
Rio Nogales II, Inc.                  DE               Seguin, Texas - Ownership interest in
                                                       a partnership that was formed to hold
                                                       an electric generating facility
                                                       currently in development
---------------------------------------------------------------------------------------------
Gateway Power Project, L.P.           DE               Gilmer, Texas - Partnership formed to
                                                       hold an electric generating facility
                                                       currently in development
---------------------------------------------------------------------------------------------
Gateway I, Inc.                       DE               Gilmer, Texas - Ownership interest in
                                                       a partnership that was formed to hold
                                                       an electric generating facility
                                                       currently in development
---------------------------------------------------------------------------------------------
Gateway II, Inc.                      DE               Gilmer, Texas - Ownership interest in
                                                       a partnership that was formed to hold
                                                       an electric generating facility
                                                       currently in development
---------------------------------------------------------------------------------------------
Constellation Operating Services,     MD               Baltimore, MD - Provide technical
Inc. (COSI)                                            expertise for operations and project
                                                       maintenance for the power industry
---------------------------------------------------------------------------------------------
Constellation Power Development,      MD               Baltimore, MD - developer of
Inc.                                                   wholesale power projects
---------------------------------------------------------------------------------------------
Constellation Power International     Cayman           Baltimore, MD - developer of
 Development, Inc.                    Island           international power projects
---------------------------------------------------------------------------------------------
Constellation Power International     Cayman           Baltimore, MD - a holding company of
 Investments, Ltd.                    Island           international power projects
---------------------------------------------------------------------------------------------
Constellation Water Systems, Inc.     DE               Inactive
---------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------
Holland Energy, LLC                   MD               Shelby County, IL - Formed to own an
                                                       electric generating facility
                                                       currently in development
---------------------------------------------------------------------------------------------
Wolf Hills Energy, LLC                MD               Bristol, VA - Formed to own an
                                                       electric generating facility
                                                       currently in development
---------------------------------------------------------------------------------------------
University Park Energy, LLC           MD               Chicago, IL - Formed to own an
                                                       electric generating facility
                                                       currently in development
---------------------------------------------------------------------------------------------

West Chicago Energy, LLC              MD               Chicago, IL suburb - Formed to own an
                                                       electric generating facility
                                                       currently in development
---------------------------------------------------------------------------------------------
Handsome Lake Energy, LLC             MD               Venango County, PA - Formed to own an
                                                       electric generating facility
                                                       currently in development
---------------------------------------------------------------------------------------------
Endless Mountains Energy, LLC         MD               Bradford County, PA - Formed to own
                                                       an electric generating facility
                                                       currently in development
---------------------------------------------------------------------------------------------
North Pond Energy Park, LLC           MD               Hardee County, FL - Formed to own an
                                                       electric generating facility
                                                       currently in development
---------------------------------------------------------------------------------------------
South Pond Energy Park, LLC           MD               Hardee County, FL - Formed to own an
                                                       electric generating facility
                                                       currently in development
---------------------------------------------------------------------------------------------
Big Sandy Peaker Plant, LLC           MD               WV - Formed to own an electric
                                                       generating facility currently in
                                                       development
---------------------------------------------------------------------------------------------

          Subsidiaries of Constellation Power International Investments, Ltd.
          -------------------------------------------------------------------

--------------------------------------------------------------------------------------------
Green Tree Finance Company            Cayman           Guatemala - ownership interest in a
                                      Island           company that owns an EWG
--------------------------------------------------------------------------------------------
Guatemalan Generating Group - I       Cayman           Guatemala - ownership interest in a
                                      Island           company that owns an EWG
--------------------------------------------------------------------------------------------
CP Panama I, S.A.                     Panama           Panama - ownership interest in a
                                                       company that has an ownership
                                                       interest in a FUCO
--------------------------------------------------------------------------------------------
Panama Distribution Group, S.A.       Panama           Panama - ownership interest a FUCO
--------------------------------------------------------------------------------------------
The Latin America Energy and          Cayman           Ownership interests in FUCOS, EWGS
Electricity Fund I, L.P.              Islands          and other energy related businesses
                                                       in Latin America
--------------------------------------------------------------------------------------------
Latin American Power Partners         Cayman           Inactive

Limited                               Islands
--------------------------------------------------------------------------------------------
CPII Curacao, Ltd.                    Cayman Islands   Inactive
--------------------------------------------------------------------------------------------

                    Subsidiaries of Constellation Operating Services, Inc.
                    ------------------------------------------------------

--------------------------------------------------------------------------------------------
COS Broad Mountain, Inc.              MD               Inactive
--------------------------------------------------------------------------------------------
A/C Power (formerly PYCO Ace          MD               Carbon County, PA and Trona, CA -
Operations)                                            Partnership that operates and
                                                       maintains QF facilities
--------------------------------------------------------------------------------------------
COSI A/C Power, Inc.                  MD               Carbon County, PA and Trona, CA -
                                                       Ownership interest in a partnership
                                                       that operates and maintains QF
                                                       facilities
--------------------------------------------------------------------------------------------
COSI Astoria, Inc.                    MD               Manhattan, NY - Formed to provide
                                                       operation and maintenance services
                                                       to electric generation facilities to
                                                       be acquired by an affiliate
--------------------------------------------------------------------------------------------
COSI Carr St., Inc.                   MD               Syracuse, NY - Provides operation
                                                       and maintenance services to an EWG
                                                       facility of an affiliate
--------------------------------------------------------------------------------------------
COSI Central Wayne, Inc.              MD               Wayne County, MI - Operation and
                                                       maintenance of a QF facility
--------------------------------------------------------------------------------------------
COSI Coal Prep VA1, Inc.              MD               Inactive
--------------------------------------------------------------------------------------------
COSI Coal Prep WV1, Inc.              MD               Inactive
--------------------------------------------------------------------------------------------
COSI Coal Prep WV2, Inc.              MD               Inactive
--------------------------------------------------------------------------------------------
COSI Coal Prep WV3, Inc.              MD               Inactive
--------------------------------------------------------------------------------------------
COSI Coldwater, Inc.                  MD               New York - Formed to provide
                                                       operation and maintenance services
                                                       to electric generating facilities to
                                                       be acquired by an affiliate
--------------------------------------------------------------------------------------------
PCI Operating Company Partnership     MD               Gary, IN - Operation and maintenance
                                                       of a coal processing facility
--------------------------------------------------------------------------------------------
COSI - Gary I, Inc.                   MD               Gary, Indiana - ownership interest
                                                       in a partnership that provides
                                                       operation and maintenance of a coal
                                                       processing facility
--------------------------------------------------------------------------------------------
COSI - Gary II, Inc.                  MD               Gary, Indiana - ownership interest
                                                       in a partnership that provides
                                                       operation and maintenance of a coal
                                                       processing facility
--------------------------------------------------------------------------------------------
COSI Nevada, Inc.                     MD               Nevada - Holds options to purchase
                                                       certain interests in a QF facility
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
COSI Puna, Inc.                       MD               Hilo, Hawaii - Operation and
                                                       maintenance of a PURPA
                                                       geothermal facility
--------------------------------------------------------------------------------------------
COSI Services, Inc.                   MD               Inactive
--------------------------------------------------------------------------------------------
COSI Sunnyside, Inc.                  MD               Sunnyside, Utah - Operation and
                                                       maintenance of a QF facility
--------------------------------------------------------------------------------------------
COSI Synfuels, Inc.                   MD               Inactive
--------------------------------------------------------------------------------------------
COSI Synfuels VA1, Inc.               MD               Virginia - Operate a fuel processing
                                                       facility
--------------------------------------------------------------------------------------------
COSI Synfuels WV1, Inc.               MD               West Virginia - operate a fuel
                                                       processing facility
--------------------------------------------------------------------------------------------
COSI Synfuels WV2, Inc.               MD               West Virginia - Operate a fuel
                                                       processing facility
--------------------------------------------------------------------------------------------
COSI Synfuels WV3, Inc.               MD               West Virginia - Operate a fuel
                                                       processing facility
--------------------------------------------------------------------------------------------
COSI Taunton, Inc.                    MD               Inactive
--------------------------------------------------------------------------------------------
COSI Great Lakes, Inc.                MD               Pittsburgh, PA and OH - Operation
                                                       and maintenance of electric
                                                       generating facilities
--------------------------------------------------------------------------------------------
Constellation Operating Services      CA               Baltimore, MD Partnership formed for
                                                       the operation and maintenance of QF
                                                       facilities
--------------------------------------------------------------------------------------------
COSI Ultra, Inc.                      MD               Baltimore, MD - Ownership interest
                                                       in a partnership that operates and
                                                       maintains QF facilities
--------------------------------------------------------------------------------------------
COSI Ultra II, Inc.                   MD               Baltimore, MD - Ownership interest
                                                       in a partnership that operates and
                                                       maintains QF facilities
--------------------------------------------------------------------------------------------
Constellation Operating Services      Cayman           Baltimore, MD - Operation and
International                         Island           maintenance of international energy
                                                       facilities
--------------------------------------------------------------------------------------------
Constellation Operating Services      Cayman           Baltimore, MD - Operation and
International - I                     Island           maintenance of international energy
                                                       facilities
--------------------------------------------------------------------------------------------

                   Subsidiaries of Constellation Real Estate Group, Inc.
                   -----------------------------------------------------

--------------------------------------------------------------------------------------------
KMS Oldco, Inc.                       MD               Inactive
--------------------------------------------------------------------------------------------
Constellation Oldco, Inc.             MD               Inactive
--------------------------------------------------------------------------------------------
Constellation Real Estate, Inc.       MD               Columbia, MD - Own & develop
                                                       Real Estate
--------------------------------------------------------------------------------------------
Constellation Health Services, Inc.   MD               Baltimore, MD - Own & develop senior
                                                       living facilities
--------------------------------------------------------------------------------------------
CPI Church Street, Inc.               MD               Inactive
--------------------------------------------------------------------------------------------

                Subsidiaries of Constellation Real Estate, Inc.
                -----------------------------------------------

--------------------------------------------------------------------------------------------
Annapolis Exchange, LLC               MD               Anne Arundel County, MD - An LLC
                                                       that owns & develops Real Estate
--------------------------------------------------------------------------------------------
Annapolis Exchange Lot I, LLC         MD               Anne Arundel County, MD - Member of
                                                       an LLC that owns & develops Real
                                                       Estate
--------------------------------------------------------------------------------------------
Annapolis Exchange Lot II, LLC        MD               Anne Arundel County, MD - Member of
                                                       an LLC that owns & develops Real
                                                       Estate
--------------------------------------------------------------------------------------------
Annapolis Exchange Lot III, LLC       MD               Anne Arundel County, MD - Member of
                                                       an LLC that owns & develops Real
                                                       Estate
--------------------------------------------------------------------------------------------
Annapolis Exchange Lot IV, LLC        MD               Anne Arundel County, MD - Member of
                                                       an LLC that owns & develops Real
                                                       Estate
--------------------------------------------------------------------------------------------
Annapolis Exchange Lot V, LLC         MD               Anne Arundel County, MD - Member of
                                                       an LLC that owns & develops Real
                                                       Estate
--------------------------------------------------------------------------------------------
Annapolis Exchange Lot VI, LLC        MD               Anne Arundel County, MD - Member of
                                                       an LLC that owns & develops Real
                                                       Estate
--------------------------------------------------------------------------------------------
Annapolis Exchange Lot VII, LLC       MD               Anne Arundel County, MD - Member of
                                                       an LLC that owns & develops Real
                                                       Estate
--------------------------------------------------------------------------------------------
Annapolis Exchange Lot VIII, LLC      MD               Anne Arundel County, MD - Member of
                                                       an LLC that owns & develops Real
                                                       Estate
--------------------------------------------------------------------------------------------
Annapolis Exchange Lot IX, LLC        MD               Anne Arundel County, MD - Member of
                                                       an LLC that owns & develops Real
                                                       Estate
--------------------------------------------------------------------------------------------
Annapolis Exchange Lot X, LLC         MD               Anne Arundel County, MD - Member of
                                                       an LLC that owns & develops Real
                                                       Estate
--------------------------------------------------------------------------------------------
Constellation Meadows I, LLC          VA               Chantilly, VA - LLC that owned Real
                                                       Estate
--------------------------------------------------------------------------------------------
CPI Meadows One, Inc.                 MD               Chantilly, VA - Sole Member of LLC
                                                       that owned Real Estate
--------------------------------------------------------------------------------------------
257 Oxon, LLC                         MD               Prince George's County, MD - LLC
                                                       that owns Real Estate
--------------------------------------------------------------------------------------------
CPI 257, Inc.                         MD               Prince George's County, MD - Sole
                                                       member of an LLC that owns Real
                                                       Estate
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
CPI Brown's Wharf, Inc.               MD               Inactive
--------------------------------------------------------------------------------------------
CPI Gatespring II, Inc.               MD               Inactive
--------------------------------------------------------------------------------------------
Hickory Ridge-Route 40 Limited        MD               Harford County, MD - Partnership
Partnership                                            owning Real Estate
--------------------------------------------------------------------------------------------
CPI Hickory Ridge, Inc.               MD               Harford County, MD - Ownership
                                                       interest in a partnership owning
                                                       Real Estate
--------------------------------------------------------------------------------------------
Jolly Knolls, LLC                     MD               Annapolis Junction, MD - Owns &
                                                       develops Real Estate
--------------------------------------------------------------------------------------------
CPI Jolly Knolls, Inc.                MD               Annapolis Junction, MD - sole member
                                                       of an LLC that owns Real Estate
--------------------------------------------------------------------------------------------
CPI Lynch, Inc.                       MD               Inactive
--------------------------------------------------------------------------------------------
Urbana - Route 255 Limited            MD               Frederick County, MD - owns &
Partnership                                            develops Real Estate
--------------------------------------------------------------------------------------------
CPI Montecito, Inc.                   MD               Frederick County, MD - Ownership
                                                       interest in a partnership formed to
                                                       own & develop Real Estate
--------------------------------------------------------------------------------------------
CPI National Business Park I, Inc.    MD               Inactive
--------------------------------------------------------------------------------------------
CPI National Business Park II, Inc.   MD               Inactive
--------------------------------------------------------------------------------------------
CPI National Business Park III, Inc.  MD               Inactive
--------------------------------------------------------------------------------------------
CPI Partner, Inc.                     MD               Inactive
--------------------------------------------------------------------------------------------
Piney Orchard Master Partnership      MD               Odenton, MD - a Partnership that
                                                       owns Real Estate
--------------------------------------------------------------------------------------------
Piney Orchard Village Center, LLC     MD               Odenton, MD - An LLC with an
                                                       ownership interest in a partnership
                                                       that owns & develops Real Estate
--------------------------------------------------------------------------------------------
CPI Piney Orchard Village Center,     MD               Odenton, MD - Sole member of an LLC
Inc.                                                   formed to own & develop Real Estate
--------------------------------------------------------------------------------------------
CPI Springfield, Inc.                 MD               Inactive
--------------------------------------------------------------------------------------------
Timothy-Brandywine Associates         MD               Prince George's County, MD -
Limited Partnership                                    partnership formed to own & develop
                                                       Real Estate
--------------------------------------------------------------------------------------------
CPO Brandywine Commerce Centre, Inc.  MD               Prince George's County, MD -
                                                       Ownership interest in a partnership
                                                       that owns & develops Real Estate
--------------------------------------------------------------------------------------------
Accokeek-Brandywine Associates        MD               Prince George's County, MD -
Limited Partnership                                    Partnership formed to own & develop
                                                       Real Estate
--------------------------------------------------------------------------------------------
CPO Brandywine West, Inc.             MD               Prince George's County, MD -
                                                       ownership interest in a partnership
                                                       formed to own & develop Real Estate
--------------------------------------------------------------------------------------------
CPO Constellation Centre, Inc.        MD               Inactive
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
First State Plaza Associates          DE               Inactive
Limited Partnership
--------------------------------------------------------------------------------------------
KMS 1st State Limited Partnership     DE               Inactive
--------------------------------------------------------------------------------------------
CPO First State, Inc.                 MD               Inactive
--------------------------------------------------------------------------------------------
CPO Laurel Tower, Inc.                MD               Inactive
--------------------------------------------------------------------------------------------
Montmott Associates Limited           MD               Frederick County, MD - Partnership
Partnership                                            formed to Own & develop Real Estate
--------------------------------------------------------------------------------------------
CPO Montecito Business Park, Inc.     MD               Frederick County, MD - Ownership
                                                       interest in a partnership formed to
                                                       own & develop Real Estate
--------------------------------------------------------------------------------------------
Jolly Acres Limited Partnership       MD               Anne Arundel County, MD -
                                                       partnership that owns Real Estate
--------------------------------------------------------------------------------------------
CPO National Business Park, Inc.      MD               Anne Arundel County, MD - Ownership
                                                       interest in a partnership that owns
                                                       Real Estate
--------------------------------------------------------------------------------------------
CPI PMK-NBP, Inc.                     MD               Anne Arundel County, MD - Ownership
                                                       interest in a partnership that owns
                                                       Real Estate
--------------------------------------------------------------------------------------------
CPI WES-NBP, Inc.                     MD               Anne Arundel County, MD - Ownership
                                                       interest in a partnership that owns
                                                       Real Estate
--------------------------------------------------------------------------------------------
Arbitrage Land Limited Partnership    MD               Anne Arundel County, MD -
                                                       partnership that owns Real Estate
--------------------------------------------------------------------------------------------
CPO National Business Park (North),   MD               Anne Arundel County, MD - ownership
Inc.                                                   interest in a partnership that owns
                                                       Real Estate
--------------------------------------------------------------------------------------------
CPI WES-Arbitrage, Inc.               MD               Anne Arundel County, MD - ownership
                                                       interest in a partnership that owns
                                                       Real Estate
--------------------------------------------------------------------------------------------
CPI PMK-Arbitrage, Inc.               MD               Anne Arundel County, MD - ownership
                                                       interest in a partnership that owns
                                                       Real Estate
--------------------------------------------------------------------------------------------
Peppercorn Land Limited Partnership   MD               Odenton, MD - partnership that owns
                                                       Real Estate
--------------------------------------------------------------------------------------------
CPO Piney Orchard Land (East), Inc.   MD               Odenton, MD - ownership interest in
                                                       a partnership that owns Real Estate
--------------------------------------------------------------------------------------------
CPO Three Centre Park, Inc.           MD               Inactive
--------------------------------------------------------------------------------------------
CPO Valley Centre, Inc.               MD               Inactive
--------------------------------------------------------------------------------------------
Jolly Acres Utilities, Inc.           MD               Inactive
--------------------------------------------------------------------------------------------
CPO Jolly Utilities, Inc.             MD               Inactive
--------------------------------------------------------------------------------------------
Parkway Crossing Associates, LLC      VA               Prince William County, VA - an LLC
                                                       that owned Real Estate
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
Piney Orchard Wastewater, Inc.        DE               Odenton, MD - owner of a waste water
                                                       treatment facility
--------------------------------------------------------------------------------------------
CPO Piney Wastewater, Inc.            MD               Odenton, MD - ownership interest in
                                                       a company that owns a waste water
                                                       treatment facility
--------------------------------------------------------------------------------------------
Piney Orchard Master Partnership      MD               Odenton, MD - partnership that owns
                                                       Real Estate
--------------------------------------------------------------------------------------------
Piney Orchard Employment Center       MD               Odenton, MD - Ownership interest in
Limited Partnership                                    a partnership that owns Real Estate
--------------------------------------------------------------------------------------------
BOKS-13, Inc.                         MD               Odenton, MD - Ownership interest in
                                                       a partnership that has an ownership
                                                       percentage in a partnership that
                                                       owns Real Estate
--------------------------------------------------------------------------------------------
Piney Orchard Limited Partnership     MD               Odenton, MD - ownership interest in
                                                       a partnership that owns Real Estate
--------------------------------------------------------------------------------------------
CPO Piney Orchard, Inc.               MD               Odenton, MD - ownership interest in
                                                       a partnership that has an ownership
                                                       percentage in a partnership that
                                                       owns Real Estate
--------------------------------------------------------------------------------------------
Piney Orchard Residential One         MD               Odenton, MD - ownership interest in
Limited Partnership                                    a partnership that owns Real Estate
--------------------------------------------------------------------------------------------
BOKS-14, Inc.                         MD               Odenton, MD - ownership interest in
                                                       a partnership that has an ownership
                                                       interest in a partnership that owns
                                                       Real Estate
--------------------------------------------------------------------------------------------
Piney Orchard Residential Two         MD               Odenton, MD - ownership interest in
Limited Partnership                                    a partnership that owns Real Estate
--------------------------------------------------------------------------------------------
BOKS-15, Inc.                         MD               Odenton, MD - ownership interest in
                                                       a partnership that has an ownership
                                                       interest in a partnership that owns
                                                       Real Estate.
--------------------------------------------------------------------------------------------
Piney Orchard Residential Three       MD               Odenton, MD - ownership interest in
Limited Partnership                                    a partnership that owns Real Estate
--------------------------------------------------------------------------------------------
BOKS-16, Inc.                         MD               Odenton, MD - ownership interest in
                                                       a partnership that has an ownership
                                                       interest in a partnership that owns
                                                       Real Estate
--------------------------------------------------------------------------------------------
Piney Orchard Town Center Limited     MD               Odenton, MD - ownership interest in
Partnership                                            a partnership that owns Real Estate
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
BOKS-12, Inc.                               MD         Odenton, MD - ownership interest in
                                                       a partnership that has an ownership
                                                       interest in a partnership that owns
                                                       Real Estate
--------------------------------------------------------------------------------------------
PMK-1, Inc.                                 MD         Anne Arundel County, MD - ownership
                                                       interest in a partnership that owns
                                                       Real Estate
--------------------------------------------------------------------------------------------
PMK-2, Inc.                                 MD         Anne Arundel County, MD - ownership
                                                       interest in a partnership that owns
                                                       Real Estate
--------------------------------------------------------------------------------------------
PMK-3, Inc.                                 MD         Anne Arundel County, MD - ownership
                                                       interest in a partnership that owns
                                                       Real Estate
--------------------------------------------------------------------------------------------
PMK-4, Inc.                                 MD         Anne Arundel County, MD - ownership
                                                       interest in a partnership that owns
                                                       Real Estate
--------------------------------------------------------------------------------------------
PMK-5, Inc.                                 MD         Anne Arundel County, MD - ownership
                                                       interest in a partnership that owns
                                                       Real Estate
--------------------------------------------------------------------------------------------
PMK-6, Inc.                                 MD         Anne Arundel County, MD - ownership
                                                       interest in a partnership that owns
                                                       Real Estate
--------------------------------------------------------------------------------------------
WES-1, Inc.                                 MD         Anne Arundel County, MD - ownership
                                                       interest in a partnership that owns
                                                       Real Estate
--------------------------------------------------------------------------------------------
WES-2, Inc.                                 MD         Anne Arundel County, MD - ownership
                                                       interest in a partnership that owns
                                                       Real Estate
--------------------------------------------------------------------------------------------
WES-3, Inc.                                 MD         Anne Arundel County, MD - ownership
                                                       interest in a partnership that owns
                                                       Real Estate
--------------------------------------------------------------------------------------------
WES-4, Inc.                                 MD         Anne Arundel County, MD - ownership
                                                       interest in a partnership that owns
                                                       Real Estate
--------------------------------------------------------------------------------------------
WES-5, Inc.                                 MD         Anne Arundel County, MD - ownership
                                                       interest in a partnership that owns
                                                       Real Estate
--------------------------------------------------------------------------------------------
WES-6, Inc.                                 MD         Anne Arundel County, MD - ownership
                                                       interest in a partnership that owns
                                                       Real Estate
--------------------------------------------------------------------------------------------
Onyx Realty Development Corporation         DE         Columbia, MD - Real Estate
                                                       Development
--------------------------------------------------------------------------------------------
Bon Tasha Group                             MD         Inactive
--------------------------------------------------------------------------------------------
Parliament Investors                        MD         Inactive
--------------------------------------------------------------------------------------------
2301 Russell Group                          MD         Baltimore, MD - Partnership that
                                                       owns Real Estate
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
Rory & Company                              MD         Inactive
--------------------------------------------------------------------------------------------
Tri-Lake                                    MD         Inactive
--------------------------------------------------------------------------------------------
Mil-Mar Associates                          MD         Inactive
--------------------------------------------------------------------------------------------
TDH Holdings                                MD         Baltimore, MD - Partnership that
                                                       owns Real Estate
--------------------------------------------------------------------------------------------
MJK Enterprises                             MD         Inactive
--------------------------------------------------------------------------------------------
Ariana Associates                           MD         Inactive
--------------------------------------------------------------------------------------------
Shawmut Associates                          MD         Inactive
--------------------------------------------------------------------------------------------
Fair Haven Enterprises                      MD         Inactive
--------------------------------------------------------------------------------------------
Comix                                       MD         Baltimore, MD - Partnership that
                                                       owns Real Estate
--------------------------------------------------------------------------------------------
P.A. Investments                            MD         Inactive
--------------------------------------------------------------------------------------------
Greenberg Family Partnership                MD         Inactive
--------------------------------------------------------------------------------------------
Marsky Brothers                             MD         Inactive
--------------------------------------------------------------------------------------------
Windsor Properties                          MD         Inactive
--------------------------------------------------------------------------------------------
East Realty Holdings, Inc.                  DE         Inactive
--------------------------------------------------------------------------------------------
Hopestill Holdings, Inc.                    MD         Inactive
--------------------------------------------------------------------------------------------
Cullen Construction, Inc.                   MD         Inactive
--------------------------------------------------------------------------------------------
Churchill Partnership                       MD         Inactive
--------------------------------------------------------------------------------------------
Braces, Ltd.                                MD         Baltimore, MD - Ownership interest
                                                       in a partnership that owns Real
                                                       Estate
--------------------------------------------------------------------------------------------
Bristol Creek Corporation                   MD         Inactive
--------------------------------------------------------------------------------------------
Elmdale Corporation                         MD         Baltimore, MD - Ownership interest
                                                       in a partnership that owns Real
                                                       Estate
--------------------------------------------------------------------------------------------
FNP Management Corporation                  MD         Baltimore, MD - Ownership interest
                                                       in a company that owns Real Estate
--------------------------------------------------------------------------------------------
Franklin Holding, Inc.                      MD         Baltimore, MD - Ownership interest
                                                       in a partnership that owns Real
                                                       Estate
--------------------------------------------------------------------------------------------
Gray Saddle, Inc.                           MD         Inactive
--------------------------------------------------------------------------------------------
J.R.S. Transportation                       NJ         Baltimore, MD -owns Real Estate
--------------------------------------------------------------------------------------------
Paper Ridge Corporation                     MD         Inactive
--------------------------------------------------------------------------------------------
Stefco, Inc.                                MD         Baltimore, MD - Ownership interest
                                                       in a partnership that owns Real
                                                       Estate
--------------------------------------------------------------------------------------------
Sunshine Light, Inc.                        MD         Inactive
--------------------------------------------------------------------------------------------
Terry Lane Corporation                      MD         Baltimore, MD - Ownership interest
                                                       in a company that owns an interest
                                                       in a partnership that owns Real
                                                       Estate
--------------------------------------------------------------------------------------------
Woodlawn Investors, Inc.                    MD         Inactive
--------------------------------------------------------------------------------------------
Mercury Welding, Inc.                       NJ         Inactive
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
Corporate Office Properties Trust           MD         Philadelphia, PA - Real Estate
                                                       Investment Trust
--------------------------------------------------------------------------------------------


              Subsidiaries of Constellation Health Services, Inc.
             ----------------------------------------------------

--------------------------------------------------------------------------------------------
CHS Annapolis Assisted, Inc.                MD         Inactive
--------------------------------------------------------------------------------------------
Aspenwood Associates Limited                MD         Montgomery County, MD - partnership
Partnership                                            that owns a senior living facility
--------------------------------------------------------------------------------------------
CHS Aspenwood, Inc.                         MD         Montgomery County, MD - ownership
                                                       interest in a partnership that owns
                                                       a senior living facility
--------------------------------------------------------------------------------------------
CHS Aspenwood II, Inc.                      MD         Montgomery County, MD - ownership
                                                       interest in a partnership that owns
                                                       a senior living facility
--------------------------------------------------------------------------------------------
Aspenwood MRC Limited Partnership           MD         Montgomery County, MD - partnership
                                                       that owns a senior living facility
--------------------------------------------------------------------------------------------
CE SEGS IX, Inc.                            MD         Montgomery County, MD - ownership
                                                       interest in a partnership that owns
                                                       a senior living facility
--------------------------------------------------------------------------------------------
HeartHomes Residence at Bay Ridge           MD         Annapolis, MD - An LLC that owns a
I, LLC                                                 senior living facility
--------------------------------------------------------------------------------------------
CHS Bay Ridge Assisted I, Inc.              MD         Annapolis, MD - Sole Member of an
                                                       LLC that owns a senior living
                                                       facility
--------------------------------------------------------------------------------------------
HeartHomes Residence at Bay Ridge           MD         Anne Arundel County, MD - an LLC
II, LLC                                                that owns a senior living facility
--------------------------------------------------------------------------------------------
CHS Bay Ridge Assisted II, Inc.             MD         Anne Arundel County, MD - Sole
                                                       Member of an LLC that owns a senior
                                                       living facility
--------------------------------------------------------------------------------------------
Rose Hill Residence at Bay Ridge I,         MD         Inactive
LLC
--------------------------------------------------------------------------------------------
Rose Hill Residence at Bay Ridge            MD         Inactive
II, LLC
--------------------------------------------------------------------------------------------
HeartHomes Residence at Bay Ridge           MD         Inactive
I, Inc.
--------------------------------------------------------------------------------------------
HeartHomes Residence at Bay Ridge           MD         Inactive
II, Inc.
--------------------------------------------------------------------------------------------
Rose Hill Residence at Lutherville,         MD         Inactive
I, LLC
--------------------------------------------------------------------------------------------
Rose Hill Residence at Lutherville          MD         Inactive
II, LLC
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
HeartHomes Residence at Lutherville         MD         Inactive
I, Inc.
--------------------------------------------------------------------------------------------
HeartHomes Residence at Lutherville         MD         Inactive
II, Inc.
--------------------------------------------------------------------------------------------
Laurelmead Nursing Center, LLC              RI         Providence, RI - LLC that owns a
                                                       senior living facility
--------------------------------------------------------------------------------------------
CHS Beechwood Assisted, Inc.                MD         Providence, RI - membership interest
                                                       in an LLC that owns a senior living
                                                       facility
--------------------------------------------------------------------------------------------
CHS Bel Air Assisted, Inc.                  MD         Inactive
--------------------------------------------------------------------------------------------
Constellation Carolina I, LLC               NC         North Carolina - an LLC that is
                                                       developing a senior living facility
--------------------------------------------------------------------------------------------
CHS Crescent Assisted, Inc.                 MD         North Carolina - sole member of an
                                                       LLC that is developing a senior
                                                       living facility
--------------------------------------------------------------------------------------------
CHS Crofton Assisted, Inc.                  MD         Inactive
--------------------------------------------------------------------------------------------
HeartFields Retirement Community -          MD         Montgomery County MD - LLC that is
White Oak, LLC                                         developing a senior living facility
--------------------------------------------------------------------------------------------
CHS Heartlands - White Oak, Inc.            MD         Montgomery County, MD - sole member
                                                       of an LLC that is developing a
                                                       senior living facility
--------------------------------------------------------------------------------------------
CHS Laurel Assisted, Inc.                   MD         Inactive
--------------------------------------------------------------------------------------------
HeartHomes Residence at Lutherville         MD         Lutherville, MD - LLC that owns a
I, LLC                                                 senior living facility
--------------------------------------------------------------------------------------------
CHS Lutherville Assisted I, Inc.            MD         Lutherville MD - sole member of an
                                                       LLC that owns a senior living
                                                       facility
--------------------------------------------------------------------------------------------
HeartHomes Residence at Lutherville         MD         Lutherville, MD - LLC that owns a
II, LLC                                                senior living facility
--------------------------------------------------------------------------------------------
CHS Lutherville Assisted II, Inc.           MD         Lutherville, MD - Sole member of an
                                                       LLC that owns a senior living
                                                       facility
--------------------------------------------------------------------------------------------
CHS Nursing I, Inc.                         MD         Inactive
--------------------------------------------------------------------------------------------
Constellation Potomac, LLC                  MD         Inactive
--------------------------------------------------------------------------------------------
CHS Potomac Assisted, Inc.                  MD         Inactive
--------------------------------------------------------------------------------------------
CHS Pikesville Assisted, Inc.               MD         Inactive
--------------------------------------------------------------------------------------------
The HeartHaven Retirement Community         CT         Bloomfield, CT - LLC that is
- Seabury, LLC                                         developing a senior living facility
--------------------------------------------------------------------------------------------
CHS Seabury, Inc.                           MD         Bloomfield, CT - Membership interest
                                                       in an LLC that is developing a
                                                       senior living facility
--------------------------------------------------------------------------------------------
CHS Severna Park Assisted, Inc.             MD         Inactive
--------------------------------------------------------------------------------------------
Constellation Senior Services, Inc.         MD         Columbia, MD - Health care facility
                                                       management and consulting
--------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------
HeartHomes Residence at Kellington          MD         Glen Burnie, MD - Partnership that
Limited Partnership                                    owns an assisted living facility
--------------------------------------------------------------------------------------------
HeartHomes Residence at Kellington,         MD         Glen Burnie, MD - ownership interest
Inc.                                                   in a partnership that owns an
                                                       assisted living facility
--------------------------------------------------------------------------------------------
HeartHomes Residence at Kellington          MD         Glen Burnie, MD - ownership interest
II, Inc.                                               in a partnership that owns an
                                                       assisted living facility
--------------------------------------------------------------------------------------------
HeartHomes Residence at Linthicum,          MD         Linthicum, MD - an LLC that owns a
LLC                                                    senior living facility
--------------------------------------------------------------------------------------------
HeartHomes Residence at Linthicum,          MD         Linthicum, MD - sole member of an
Inc.                                                   LLC that owns a senior living
                                                       facility
--------------------------------------------------------------------------------------------
HeartFields Retirement Community -          MD         Dauphin County, PA - LLC that is
Lower Paxton, LLC                                      developing a senior living facility
--------------------------------------------------------------------------------------------
HeartFields Retirement Community -          MD         Linthicum, MD - Sole member of an
Lower Paxton, Inc.                                     LLC that is developing a senior
                                                       living facility
--------------------------------------------------------------------------------------------
HeartHomes Residence at Piney               MD         Odenton, MD - Partnership that owns
Orchard Limited Partnership                            a senior living facility
--------------------------------------------------------------------------------------------
HeartHomes Residence at Piney               MD         Odenton, MD - ownership interest in
Orchard Limited Partnership                            a partnership that owns a senior
                                                       living facility
--------------------------------------------------------------------------------------------
HeartHomes Residence at Piney               MD         Odenton, MD - ownership interest in
Orchard II, Inc.                                       a partnership that owns a senior
                                                       living facility
--------------------------------------------------------------------------------------------
HeartFields Retirement Community -          VA         Shenandoah, VA - an LLC that is
Shenandoah, LLC                                        developing a senior living facility
--------------------------------------------------------------------------------------------
HeartFields Retirement Community -          MD         Shenandoah, VA - Sole member of an
Shenandoah, Inc.                                       LLC that is developing a senior
                                                       living facility
--------------------------------------------------------------------------------------------
HeartFields Retirement Community -          MD         Bowie, MD - an LLC that is
Bowie, LLC                                             developing a senior living facility
--------------------------------------------------------------------------------------------
HeartFields Retirement Community -          MD         Bowie, MD - Sole Member of an LLC
Bowie, Inc.                                            that is developing a senior living
                                                       facility
--------------------------------------------------------------------------------------------
HeartFields Retirement Community -          MD         Monmouth County, CT - LLC that is
Raleigh, LLC                                           developing a senior living facility
--------------------------------------------------------------------------------------------
HeartFields Retirement Community -          MD         Monmouth County, CT - Sole Member of
Raleigh, Inc.                                          an LLC that is developing a senior
                                                       living facility
--------------------------------------------------------------------------------------------
HeartFields Retirement Community -          MD         Monmouth County, CT - An LLC that is
Simsbury, LLC                                          developing a senior living facility
--------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------
HeartFields Retirement Community -          MD         Monmouth County, CT - Sole
 Simsbury, Inc.                                        member of an LLC that is
                                                       developing a senior living facility
--------------------------------------------------------------------------------------------
Heartlands Retirement Community -           MD         Ellicott City, MD - owner of a
 Ellicott City I, Inc.                                 senior living facility
--------------------------------------------------------------------------------------------
Heartlands Retirement Community -           MD         Ellicott City, MD - owner of a
 Ellicott City II, Inc.                                senior living facility
--------------------------------------------------------------------------------------------
Heartlands Retirement Community -           MD         Frederick, MD - an LLC that owns a
 Frederick, LLC                                        senior living facility
--------------------------------------------------------------------------------------------
Heartlands Retirement Community -           MD         Frederick, MD - Sole member of an
 Frederick, Inc.                                       LLC that owns a senior living
                                                       facility
--------------------------------------------------------------------------------------------
The Heartlands Retirement Community         MD         Fredericksburg, VA - an LLC that
 - Fredericksburg, LLC                                 owns a senior living facility
--------------------------------------------------------------------------------------------
The Heartlands Retirement Community         MD         Fredericksburg, VA - Sole member of
 - Fredericksburg, Inc.                                an LLC that owns a senior living
                                                       facility
--------------------------------------------------------------------------------------------
Heartlands Retirement Community -           NJ         Manalapan, NJ - an LLC that is
 Manalapan, LLC                                        developing a senior living facility
--------------------------------------------------------------------------------------------
Heartlands Retirement Community -           MD         Manalapan, NJ - membership interest
 Manalapan, Inc.                                       in an LLC that is developing a
                                                       senior living facility
--------------------------------------------------------------------------------------------
CHS Assisted I, Inc.                        MD         Manalapan, NJ - membership interest
                                                       in an LLC that owns a senior living
                                                       facility
--------------------------------------------------------------------------------------------
The Heartlands Retirement Community         MD         Severna Park, MD - partnership that
 - Severna Park Limited Partnership                    owns a senior living facility
--------------------------------------------------------------------------------------------
The Heartlands Retirement Community         MD         Severna Park, MD - ownership
 - Severna Park I, Inc.                                interest in a partnership that owns
                                                       a senior living facility
--------------------------------------------------------------------------------------------
Heartlands Retirement Community -           MD         Severna Park, MD - ownership
 Severna Park II, Inc.                                 interest in a partnership that owns
                                                       a senior living facility
--------------------------------------------------------------------------------------------
HeartFields Retirement Community -          MD         Easton, MD - LLC that is developing
 Easton, LLC                                           a senior living facility
--------------------------------------------------------------------------------------------
HeartFields Retirement Community -          MD         Easton, MD - sole member of an LLC
 Easton, Inc.                                          that is developing a senior living
                                                       facility
--------------------------------------------------------------------------------------------
HeartFields Retirement Community -          MD         Baltimore County, MD - LLC that owns
 Mays Chapel, LLC                                      a senior living facility
--------------------------------------------------------------------------------------------
HeartFields Retirement Community -          MD         Baltimore County, MD - sole member
 Mays Chapel, Inc.                                     of an LLC that owns a senior living
                                                       facility
--------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------
HeartFields Retirement Community -          MD          Providence County, RI - LLC that is
 Pawtucket, LLC                                         developing a senior living facility
--------------------------------------------------------------------------------------------
The HeartFields Retirement                  MD          Providence County, RI - Sole member
 Community - Pawtucket, Inc.                            of  an LLC that is developing a
                                                        senior living facility
--------------------------------------------------------------------------------------------


                    Subsidiaries of CPI Church Street, Inc.
                    ---------------------------------------


--------------------------------------------------------------------------------------------
Church Street Station, Inc.                 FL                       Inactive
--------------------------------------------------------------------------------------------
Rosie O'Grady's Aviation, Inc.              FL                       Inactive
--------------------------------------------------------------------------------------------


                Subsidiaries of Constellation Investments, Inc.
                -----------------------------------------------


--------------------------------------------------------------------------------------------
Luz Solar Partners IV, Ltd.                 CA         Kramer Junction, CA - partnership
                                                       that owns a QF facility
--------------------------------------------------------------------------------------------
CII Solarpower I, Inc.                      MD         Kramer Junction, CA - Ownership
                                                       interest in a partnership that owns
                                                       a QF facility
--------------------------------------------------------------------------------------------
Pacific Ultrapower Chinese Station          CA         Sonora, CA - Partnership that owns a
                                                       QF facility
--------------------------------------------------------------------------------------------
CII Woodpower I, Inc.                       MD         Sonora, CA - Ownership interest in a
                                                       partnership that owns a QF facility
--------------------------------------------------------------------------------------------
Rio Bravo Fresno                            CA         Fresno, CA - Partnership that owns a
                                                       QF facility
--------------------------------------------------------------------------------------------
CII Woodpower II, Inc.                      MD         Fresno, CA - Ownership interest in a
                                                       partnership that owns a QF facility
--------------------------------------------------------------------------------------------
BHP Patriots Limited Partnership            MD         Baltimore, MD - Partnership that
                                                       owns Real Estate.
--------------------------------------------------------------------------------------------
CII BHP Housing, Inc.                       MD         Baltimore, MD - ownership interest
                                                       in a partnership that owns Real
                                                       Estate
--------------------------------------------------------------------------------------------
Bruce Street Limited Partnership            MD         Baltimore, MD - Partnership that
                                                       owns Real Estate
--------------------------------------------------------------------------------------------
CII BRS Housing, Inc.                       MD         Baltimore, MD - ownership interest
                                                       in a partnership that owns Real
                                                       Estate
--------------------------------------------------------------------------------------------
Neighborhood Rental Limited                 MD         Baltimore, MD - Partnership that
 Partnership                                           owns Real Estate
--------------------------------------------------------------------------------------------
CII NRS Housing, Inc.                       MD         Baltimore, MD - Ownership interest
                                                       in a partnership that owns Real
                                                       Estate
--------------------------------------------------------------------------------------------
The New Parkman Housing Limited             MD         Baltimore, MD - Partnership that
 Partnership                                           owns Real Estate
--------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------
CII New Parkman, Inc.                       MD         Baltimore, MD - ownership interest
                                                       in a partnership that owns Real
                                                       Estate
--------------------------------------------------------------------------------------------
ACE Cogeneration Company                    CA         Trona, CA - Partnership that owns a
                                                       QF facility
--------------------------------------------------------------------------------------------
ACE Power Partners                          CA         Trona, CA - ownership interest in a
                                                       partnership that owns a QF facility
--------------------------------------------------------------------------------------------
CE ACE Limited Partnership                  MD         Trona, Ca - Ownership interest in a
                                                       partnership that has an ownership
                                                       interest in a partnership that owns
                                                       a QF facility
--------------------------------------------------------------------------------------------
CD ACE I, Inc.                              MD         Trona, CA - Ownership interest in a
                                                       partnership that has an ownership
                                                       interest in a partnership that has a
                                                       partnership interest in a QF facility
--------------------------------------------------------------------------------------------
CD ACE II, Inc.                             MD         Trona, CA - Ownership interest in a
                                                       partnership that has an ownership
                                                       interest in a partnership that has a
                                                       partnership interest in a QF facility
--------------------------------------------------------------------------------------------
CD ACE III, Inc.                            MD         Trona, CA - Ownership interest in a
                                                       partnership that has an ownership
                                                       interest in a partnership that has a
                                                       partnership interest in a QF facility
--------------------------------------------------------------------------------------------
CD Empire I, Inc.                           MD         Inactive
--------------------------------------------------------------------------------------------
CD Empire II, Inc.                          MD         Inactive
--------------------------------------------------------------------------------------------
Rio Bravo Jasmin                            CA         Kern Co., CA - Partnership that owns
                                                       a QF facility
--------------------------------------------------------------------------------------------
CD Jasmin I, Inc.                           MD         Kern Co., CA - ownership interest in
                                                       a partnership that owns a QF facility
--------------------------------------------------------------------------------------------
CD Jasmin II, Inc.                          MD         Kern Co., CA - ownership interest in
                                                       a partnership that owns a QF facility
--------------------------------------------------------------------------------------------
CD Jasmin III, Inc.                         MD         Kern Co., VA - ownership interest in
                                                       a partnership that owns a QF facility
--------------------------------------------------------------------------------------------
CD Malacha I, Inc.                          MD         Muck Valley, CA - ownership interest
                                                       in a partnership that owns a EWG/QF
                                                       facility
--------------------------------------------------------------------------------------------
Ormesa Geothermal II                        CA         Imperial Valley, CA - partnership
                                                       that owns a QF facility
--------------------------------------------------------------------------------------------
CD Ormesageo II-A, Inc.                     MD         Imperial Valley, CA - ownership
                                                       interest in a partnership that owns
                                                       a QF facility
--------------------------------------------------------------------------------------------


--------------------------------------------------------------------------------------------
CD Ormesageo II-B, Inc.                     MD         Imperial Valley, CA - ownership
                                                       interest in a partnership that owns
                                                       a QF facility
--------------------------------------------------------------------------------------------
CD Ormesageo II-C, Inc.                     MD         Imperial Valley, CA - ownership
                                                       interest in a partnership that owns
                                                       a QF facility
--------------------------------------------------------------------------------------------
CD Ormesageo IE-A, Inc.                     MD         VA and WV - Member of an LLC that
                                                       has an ownership interest in a
                                                       partnership that owns coal
                                                       processing facilities
--------------------------------------------------------------------------------------------
CD Ormesageo IE-B, Inc.                     MD         VA and WV - Member of an LLC that
                                                       has an ownership interest in a
                                                       partnership that owns coal
                                                       processing facilities
--------------------------------------------------------------------------------------------
CD Ormesageo IE-C, Inc.                     MD         VA and WV - Member of an LLC that
                                                       has an ownership interest in a
                                                       partnership that owns coal
                                                       processing facilities
--------------------------------------------------------------------------------------------
Rio Bravo Poso                              CA         Kern Co., CA - Partnership that owns
                                                       a QF facility
--------------------------------------------------------------------------------------------
CD Poso I, Inc.                             MD         Kern Co., CA - Ownership interest in
                                                       a partnership that owns a QF facility
--------------------------------------------------------------------------------------------
CD Poso II, Inc.                            MD         Kern Co., CA - Ownership interest in
                                                       a partnership that owns a QF facility
--------------------------------------------------------------------------------------------
CD Poso III, Inc.                           MD         Kern Co., CA - Ownership interest in
                                                       a partnership that owns a QF facility
--------------------------------------------------------------------------------------------
Rio Bravo Rocklin                           CA         Placer Co., CA - Partnership that
                                                       owns a QF facility
--------------------------------------------------------------------------------------------
CD Rocklin I, Inc.                          CA         Placer Co., CA - ownership interest
                                                       in a partnership that owns a QF
                                                       facility
--------------------------------------------------------------------------------------------
CD Rocklin II, Inc.                         MD         Placer Co., CA - ownership interest
                                                       in a partnership that owns a QF
                                                       facility
--------------------------------------------------------------------------------------------
CD Rocklin III, Inc.                        MD         Placer Co., CA - ownership interest
                                                       in a partnership that owns a QF
                                                       facility
--------------------------------------------------------------------------------------------
CD Rumford, Inc.                            MD         Inactive
--------------------------------------------------------------------------------------------
LUZ Solar Partners V, Ltd.                  CA         Kramer Junction, CA - Partnership
                                                       that owns a QF facility
--------------------------------------------------------------------------------------------
CD SEGS V, Inc.                             MD         Kramer Junction, CA - ownership
                                                       interest in a partnership that owns
                                                       a QF facility
--------------------------------------------------------------------------------------------


LUZ Solar Partners VI, Ltd.                 CA         Muck Valley, CA - partnership that
                                                       owns a QF facility
--------------------------------------------------------------------------------------------
CD SEGS VI, Inc.                            MD         Muck Valley, CA - ownership interest
                                                       in a partnership that owns a QF
                                                       facility
--------------------------------------------------------------------------------------------

Soda Lake Limited Partnership               NV         Fallon, NV - Ownership interest in a
                                                       QF facility as lessor in a
                                                       sale/leaseback
--------------------------------------------------------------------------------------------
CD Soda I, Inc.                             MD         Fallon, NV - Ownership interest in a
                                                       QF facility as partner of a partner
                                                       of a lessor in a sale/leaseback
--------------------------------------------------------------------------------------------
CD Soda II, Inc.                            MD         Fallon, NV - Ownership interest in a
                                                       QF facility as partner of a partner
                                                       of a lessor in a sale/leaseback
--------------------------------------------------------------------------------------------
Star Group Stillwater I Geothermal          NV         Fallon, NV - Partnership that owns a
 Partners                                              QF facility
--------------------------------------------------------------------------------------------
CD Stillwater-A, Inc.                       MD         Fallon, NV - ownership interest in a
                                                       partnership that owns a QF facility
--------------------------------------------------------------------------------------------
CD Stillwater-B, Inc.                       MD         Fallon, NV - ownership interest in a
                                                       partnership that owns a QF facility
--------------------------------------------------------------------------------------------
CD Stillwater-C, Inc.                       MD         Fallon, NV ownership interest in a
                                                       partnership that owns a QF facility
--------------------------------------------------------------------------------------------
Northern Asset Hedged Utility Fund          MN         Minnesota - Investment Fund
--------------------------------------------------------------------------------------------

     BGE has the following shell subsidiaries, all of which are inactive and 100% owned:

                        Constellation Generation, Inc.
                        Calvert Cliffs, Inc.
                        Constellation Energy Partners, Inc.
                        Constellation Energy Services, Inc.
                        Constellation Ventures, Inc.

     In addition, BGE owns 100% of the stock of 44 shell, inactive subsidiaries incorporated in each state except Maryland, Virginia, Ohio, Pennsylvania, Alaska and Hawaii under the name Constellation Energy Group, Inc.

     2. A brief description of the properties of claimant and each of its subsidiary public utility companies used for the generation, transmission, and distribution of electric energy for sale, or for the production, transmission, and distribution of natural or manufactured gas, indicating the location of principal generating plants, transmission lines, producing fields, gas manufacturing plants, and electric and gas distribution facilities, including all such properties which are outside the State in which claimant and its subsidiaries are organized and all transmission or pipelines which deliver or receive electric energy or gas at the borders of such State.


Baltimore Gas and Electric Company (BGE)

Electric
--------

BGE's principal electric plants are shown below:

                                                                            Installed                         Primary
           Plant                    Location                              Capacity (MW)                        Fuel
           -----                    --------                              ------------                         ----
                                                                     (At December 31, 1999)
Steam
   Calvert Cliffs             Calvert County, MD                             1,685                            Nuclear
   Brandon Shores             Anne Arundel County, MD                        1,300                             Coal
   Herbert A. Wagner          Anne Arundel County, MD                        1,006                         Coal/Oil/Gas
   Charles P. Crane           Baltimore County, MD                             385                             Coal
   Gould Street               Baltimore City, MD                               104                              Oil
   Riverside                  Baltimore County, MD                              78                            Oil/Gas
Jointly Owned - Steam
   Keystone                   Armstrong and Indiana
                              Counties, PA                                     359(A)                          Coal
   Conemaugh                  Indiana County, PA                               181(A)                          Coal
Combustion Turbine
   Perryman                   Harford County, MD                               350                            Oil/Gas
   Notch Cliff                Baltimore County, MD                             128                              Gas
   Westport                   Baltimore City, MD                               121                              Gas
   Riverside                  Baltimore County, MD                             173                            Oil/Gas
   Philadelphia Road          Baltimore City, MD                                64                              Oil
   Charles P. Crane           Baltimore County, MD                              14                              Oil
   Herbert A. Wagner          Anne Arundel County, MD                           14                              Oil
                                                                             -----

Total                                                                        5,962
                                                                             =====

______________
(A) These totals reflect BGE's proportionate interest and entitlement to capacity from Keystone and Conemaugh, which are 2 megawatts of diesel capacity for Keystone and 1 megawatt of diesel capacity for Conemaugh.

     BGE also owns two-thirds of the outstanding capital stock of Safe Harbor Water Power Corporation, and is currently entitled to 277 megawatts of the rated capacity of the Safe Harbor Hydroelectric Project.

     In addition to the electric generating plants described above, BGE owns 1,265 miles of transmission consisting of 215 circuit miles of 500 kV lines; 318 circuit miles of

230 kV lines; 54 circuit miles of 138 kV lines and 677 circuit miles of 115kV lines, located throughout Central Maryland.

     BGE's 500 kV transmission consists of two circuits which connect our Calvert Cliffs plant to our load center as well as five circuits which interconnect with and are part of the Pennsylvania - New Jersey - Maryland (PJM) 500 kV system. These circuits form a partial 500 kV transmission ring around the Baltimore metropolitan area. Additionally, the Calvert Cliffs-Chalk Point, Calvert Cliffs-Waugh Chapel, and Waugh Chapel-High Ridge circuits are part of the "500 kV Loop", a full 500 kV transmission ring around the Washington metropolitan area with several transformation points to 230 kV.

     BGE's 230 kV transmission connects at two locations via transformation with the 500 kV system and at ten locations via transformation with our 115 kV network, throughout Central Maryland.

     BGE owns approximately 57,733 conductor miles of distribution lines, including 42,308 conductor miles of overhead lines and 15,425 conductor miles of underground lines, throughout Central Maryland.

     BGE's transmission and distribution systems are comprised of approximately 188 substations with installed transformer capacity of approximately 25,689,200 kVA throughout Central Maryland.

     BGE's transmission system is connected to other systems via the following transmission tie lines:

          (1) two connections at the Maryland-Pennsylvania state line near Delta, PA with PECO Energy Company transmission lines.

          (2) four connections with the Pennsylvania Power and Light Co. at the Maryland-Pennsylvania state line, three connections near Graceton, Md., and one near Norrisville, Md.

          (3) one connection with the Metropolitan Edison Co. at the Maryland-Pennsylvania state line near Twin Farms, Md.

          (4) six active connections with Potomac Electric Power Company, two near Burtonsville, Md., two near Bowie, Md., one near Mt Airy, Md., and one near Eagle Harbor, Md.


Gas
---

     BGE owns 9 gate stations located at various points in its service territory where natural gas is received from suppliers. Natural gas is delivered to customers through approximately 5,800 miles of mains and 5,400 miles of service lines.

     BGE has

     . a liquefied natural gas facility for the liquefaction and storage of natural gas with a total storage capacity of 1,000,000 Dt and a daily capacity of 287,988 Dt located at Spring Gardens, MD, and

     . a propane air facility with a total storage capacity equivalent to 500,000 Dt and a daily capacity of 85,000 Dt located at Notch Cliff, MD.

     BGE's current pipeline firm transportation entitlements to serve our firm loads are 284,053 Dth per day during the winter period and 259,053 Dth during the summer period.

     BGE has 235,080 Dt/day of pipeline natural gas storage entitlements.

     3. The following information for the last calendar year with respect to claimant and each of its subsidiary public utility companies:

          (a) Number of kwh. (in thousands) of electric energy sold (at retail or wholesale), and Mcf. (in thousands) of natural or manufactured gas distributed at retail.

BGE
---

ELECTRIC
--------

                                                 RETAIL                                  WHOLESALE

                                             KWH        Amount                      KWH            Amount
                                               (in thousands)                           (in thousands)
                                           -----------------------                  -------------------------
Total electric sold by state
     Maryland  (1)                      29,264,000        $2,118,845
                                                                                   4,509,082     $ 103,358

     Alabama                                     -                 -                     800            14
     District of Columbia                        -                 -                   5,600           109
     Massachusetts                               -                 -                     800            15
     Michigan                                    -                 -                   7,200           166
     Missouri                                    -                 -                  40,800           986
     New Jersey                                  -                 -                  87,200         1,994
     New York                                    -                 -                   8,437           175
     Ohio                                        -                 -                  51,850         1,568
     Pennsylvania                                -                 -                     800           159
     Texas                                       -                 -                  64,970         3,396
     Virginia                                    -                 -                   7,200           146
                                      ------------      ------------              ----------     ---------

Electric sold outside of Md.                     -                 -                 275,657         8,728
                                      ------------      ------------              ----------     ---------

Total electric sold                     29,264,000        $2,118,845               4,784,739     $ 112,086
                                      ============      ============              ==========     =========

(1) Include sales in the PJM (Pennsylvania-New Jersey-Maryland) Interconnection energy market. The PJM is a regional power pool with members that include many wholesale market participants, as well as BGE and other utility companies.


GAS
---
                                                        RETAIL

                                                  Mcf         Amount
                                                   (in thousands)
                                               ------------------------

Total gas distributed at retail by state

   Maryland                                     105,246       $437,572


          (b) Number of kwh. of electric energy and Mcf. of natural or manufactured gas distributed at retail outside the State in which each such company is organized.

     BGE
     ---
     Elec: none                                               Gas: none


          (c) Number of kwh. (in thousands) of electric energy and Mcf. (in thousands) of natural or manufactured gas sold at wholesale outside the State in which each such company is organized, or at the State line.

BGE
---

ELECTRIC  -  See 3(a)
--------

GAS
---
                                             WHOLESALE

                                          Mcf         Amount
                                            (in thousands)
                                       -------------------------

Gas distributed at
 wholesale by state outside
 of Md.
     Delaware                              240           $   704
     District of Columbia                1,708             4,715
     Kentucky                            1,189             3,342
     Louisiana                           1,012             2,232
     New Jersey                          1,536             4,158
     Ohio                                2,035             5,421
     Pennsylvania                        3,506            10,525
     Virginia                              786             2,234
     West Virginia                         266               513
                                      --------          --------

Total gas distributed at
wholesale outside of Md.                12,278           $33,844
                                      ========          ========


          (d) Number of kwh. (in thousands) of electric energy and Mcf. (in thousands) of natural or manufactured gas purchased outside the State in which each such company is organized or at the State line.

ELECTRIC
--------
                                                PURCHASED

                                              KWH     Amount
                                              (in thousands)
                                            -------------------
Total electric purchased by
 state outside of Md. (2)
     Alabama                                 6,400      $   145
     Connecticut                             3,200           92
     Missouri                               38,400        1,164
     New Jersey                             56,000        2,372
     New York                               33,600        1,027
     Ohio                                  128,000        4,325
     Oklahoma                                1,600           46
     Pennsylvania                        1,513,633       26,143

     Texas                                  52,800        1,785
     Virginia                                9,600          309
                                       -----------    ---------
Total electric purchased
outside Md.                              1,843,233      $37,408
                                       ===========    =========

(2) Exclude purchases in the PJM Interconnection energy market.

GAS
                                               PURCHASED

                                            Mcf      Amount
                                            (in thousands)
                                         ----------------------

Total gas purchased
by state outside of Md.
     Kentucky                             10          $    198
     Louisiana                        48,484           111,469
     New Jersey                            3                 7
     Ohio                                  8                17
     Pennsylvania                      1,273             3,107
     Texas                             1,315             2,805
     West Virginia                     1,304             2,718
                                    --------         ---------
Total gas purchased
outside Md.                           52,397          $120,321
                                    ========         =========


     4. The following information for the reporting period with respect to claimant and each interest it holds directly or indirectly in an EWG or a foreign utility company, stating monetary amounts in United States dollars:

     (a) Name, location, business address and description of the facilities used by the EWG or foreign utility company for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas.

(1)  Safe Harbor Water Power Corporation (Safe Harbor)

          1 Powerhouse Road
          Conestoga, PA

          Safe Harbor is a hydroelectric plant located on the Susquehanna River at Safe Harbor, Pennsylvania, jointly owned by BGE and Pennsylvania Power & Light Company (PP&L). BGE owns two-thirds of the outstanding capital stock, including one-half of the voting stock of Safe Harbor. It includes 14 generating units. At maximum output, the plant can generate approximately 10 million kWh of electrical energy in one day. The average yearly generation is 1,096,525,000 kWh. The total varies depending upon yearly average river flow.

          The total output of Safe Harbor is supplied to co-owners PP&L and BGE in accordance with their ownership interest to supplement the power flow into the Pennsylvania-New Jersey-Maryland interconnection (PJM). Safe Harbor power is used primarily to meet peak demands for electricity. Continuous operation occurs when river flow equals or exceeds the plant's maximum water handling capacity of 110,000 cubic feet per second.

(2)  Carr Street Generating Station L.P.(Carr Street)

          225 Greenfield Parkway
          Suite 201
          Liverpool, NY 13088

          Carr Street is a natural gas fired dual combustion turbine, single steam turbine combined cycle electric generation facility that produces up to 105 gross MW of power. The facility also has the capability to fire No. 2 low sulfur fuel oil, and may produce up to 80,000 pounds per hour of process steam with a proportionate reduction in electrical power output of up to approximately 5 MW.

(3)  Erie Boulevard Hydropower, L.P. (Erie)

          225 Greenfield Parkway, Suite 201
          Liverpool NY 13088
          New York State

          Erie consists of 71 hydroelectric facilities located in upper New York State, 69 of which are currently active, with 661 MWs of nominal capacity and approximately 653 MWs of effective capacity. The individual facilities are located on 20 separate rivers and streams in western and northern New York.

(4)  Astoria Generating Company, L.P. (Astoria)

          225 Greenfield Parkway, Suite 201
          Liverpool NY 13088
          New York, New York

          The Astoria facilities consist of the Astoria Generating Station and the Gowanus and Narrows combustion turbine sites. The Astoria Generating Station has three operating gas and oil fired steam generating units, two retired steam generating units and a black-start gas turbine with an aggregate capacity of 1,090 MW. The Astoria Generating Station is located adjacent to the East River in Queens, New York. The Gowanus and Narrows combustion turbine sites are located on barges in the East River in New York City. The Gowanus site consists of 32 gas turbine units which are mounted on four floating power barges with an aggregate capacity of 494 MW. The Gowanus units burn No. 2 fuel oil or kerosene fuel. The Narrows site consists of 16 gas turbine units which are located on two floating barges with an aggregate capacity of 271 MW. The Narrows units are dual-fuel capable and can burn liquid fuel (No. 2 fuel oil or kerosene) or natural gas.

(5) Grupo Generador de Guatemala y Cia., S.C.A. ("GGG") (formerly Guatemalan Generating Group y Cia S.C.A.)

     Las Margaritas, Torre II, Oficina 902-B Diagonal 6, 10-01 Zona 10 Guatemala City, Guatemala C.A. 01010

     Generating facilities are located on the shores of Lake Amaititlan, 32 kms outside Guatemala City, and in the Province of Escuintla, approximately 62 kms outside of Guatemala City. The generating facilities consist of four turbo generating units, four steam turbines, one heat recovery boiler and one steam injection unit with an aggregate net generating capacity of approximately 80MW and 4 diesel units with a net capacity of 60MW. The generation facilities are interconnected with the Principal Transmission System, the Guatemalan wholesale transmission grid.

(6)  Cos de Guatemala S.A.

     Las Margaritas, Torre II, Oficina 902-B Diagonal 6, 10-01 Zona 10 Guatemala City Guatemala C.A. 01010

     This entity does not own any facilities. Instead it provides operating services for the generating facilities owned by Grupo Generador de Guatemala y Cia S.C.A.

(7)  Empresa Electrica Valle Hermoso S.A. ("EVH")

     Calle Tarija N 1425
     Casi Esq. Adela Zamudio
     Cala Cala
     Casilla 5645, Cochabamba, Boliva

     Generating facilities are located in Cochabamba, Bolivia and Carasco, Bolivia. EVH was created when the Bolivian government privatized its national power company, Empresa Nacional de Electricidad, through the spin-off and sale of 50% interests in three power generating companies, of which EVH is one. EVH includes one plant of four gas-fired combustion turbines, which produce 71.5 MW, and one plant of two gas-fired combustion turbines, which produce 110 MW. and one plant of three small hydro units which produce 12 MW.


(8)  The Bolivian Generating Group, LLC

     Registered office is at Ugland House, P.O. Box 309, George Town, Grand Cayman.

     The Bolivian Generating Group, LLC ("BGG") was the successful bidder of a 50% interest in, and acquired administrative control of EVH, an electricity generating company in Bolivia.


(9)  C&O Bolivia, LLC

     Calle Tarija N 1425
     Casi Esq. Adela Zamudio
     Cala Cala
     Casilla 5645
     Cochabama, Bolivia

     Cayman Islands Company, which provides services to EVH in Bolivia. Constellation Power International Investments, Ltd. owns 50% of this joint operating company which provides operation and management services to EVH.


(10) Empresa Distribuidora de Electricidad de Entre Rios,
     S.A. ("EDEER")

     c/o Ministerio de Obras y Servicios Publicos,
     Parana, Entre Rios, Argentina.

     EDEER is the principal distributor and transmitter of electric power to the province of Entre Rios, Argentina. EDEER owns 965 km of high voltage transmission lines, 1,986 km of medium voltage lines and 3,142 km of low voltage distribution lines.

(11) Compania Forca E Luz Cataguazes-Leopoldina ("Cataguazes") and Cia De Electricidada De Nova Friburgo ("Friburgo")

     Avenita Presidente Vargas, 463
     4/th/ Floor
     Rio de Janeiro, RJ, Brazil
     CEP 20086-900

     Located in Minas Gerais, Brazil Cataguazes is an electric utility serving the southeastern portion of the State of Minas Gerais, Brazil. Cataguazes serves approximately 214,000 customers. Following its acquisition of 100% of the voting shares of Friburgo, a neighboring electric utility that Cataguazes recently acquired, Cataguazes serves a total of approximately 273,000 customers. The utility assets of Cataguazes comprise approximately 13,440 km of distribution lines, 663 km of transmission lines, and related equipment, including substation capacity of 618 MVA. Cataguazes also owns a number of small hydroelectric generating plants with an aggregate generating capacity of approximately 19 megawatts, as well as a hydroelectric project that is under construction and that will have a generating capacity of approximately 20 megawatts. Cataguazes also holds a 100% interest in Multiagro, S.A. an agricultural company and a 21.56% interest in Ind. Cataguazes a textile company.

(12) ELEKTRA NORESTE, S.A. (formerly known as Empresa de Distribucion Electrica Noreste, S.A.)

     Elektra Noreste, S.A.
     Edificio Hatillo, Torre A, Piso 7
     Avenida Cuba y Avenida Justo Arosemena
     Apartado 5285
     Panama 5, Panama City
     Republic of Panama

     Elektra Noreste, S.A. ("Noreste") is the second largest distribution company in the Republic of Panama. Noreste's service territory is 2,600 square miles, and includes the entire Eastern half of the country, a portion of the capital, Panama City and all of the second largest city, Colon. A portion of Noreste's service territory will also include parts of the Eastern half of the Panama Canal Zone reclaimed by the Republic of Panama.

     Noreste serves approximately 170,000 customers that consume a total of 1,300 GWH of energy annually, and is one of three electric distribution companies formed out of the restructuring and privatization of the government owned utility company, Instituto de Recursos Hidraulicos y Electrificacion. Noreste currently has approximately 820 employees, and its assets consist largely of all the distribution lines and substations within its 2,600 square mile service territory. Noreste generates a small amount of electricity and purchases the bulk of its electricity needs from the now privatized generation companies under power purchase contracts negotiated with the oversight of the government owned transmission company. After an interim period, Noreste will be able to renegotiate its power purchase contracts at prevailing market based rates and be able to self-generate up to 15% of its energy needs.

(13) Malacha Hydro Limited Partnership, owner of the Muck Valley Hydroelectric Project

     701 Morrison - Knudsen Drive
     Suite 300
     Boise, Idaho 83712

     The Muck Valley Hydroelectric Project is located on the Pit River near Fall River Mills in Lassen County, California. The Muck Valley Hydroelectric Project is an approximately 35 MW run of the river hydroelectric facility.

          (b) Name of each system company that holds an interest in such EWG or foreign utility company; and description of the interest held.

(1)  Safe Harbor

                                                Description of
System Company                                  Interest Held
--------------                                  -------------

Constellation Energy Group, Inc.                100% ownership of
                                                Baltimore Gas and
                                                Electric Company

Baltimore Gas and Electric Company              two thirds stock
                                                one half voting
                                                stock of Safe
                                                Harbor

(2)  Carr Street

                                                Description of
System Company                                  Interest Held
--------------                                  -------------

Constellation Energy Group, Inc.                100% ownership of
                                                Constellation
                                                Enterprises, Inc.

Constellation Enterprises, Inc.                 29% ownership of
                                                Orion Power
                                                Holdings, Inc.

Orion Power Holdings, Inc.                      100% ownership of
                                                Orion Power New
                                                York L. P., Inc.

                                                and Orion Power New
                                                York G. P., Inc.

Orion Power New York, L. P., Inc.               99% ownership of
                                                Carr Street

Orion Power New York, G. P., Inc.               1% ownership of
                                                Carr Street

(3)  Erie

                                                Description of
System Company                                  Interest Held
--------------                                  -------------

Constellation Energy Group, Inc.                100% ownership of
                                                Constellation
                                                Enterprises, Inc.

Constellation Enterprises, Inc.                 29% ownership of
                                                Orion Power
                                                Holdings, Inc.

Orion Power Holdings, Inc.                      100% ownership of
                                                Orion Power New
                                                York L. P., Inc.
                                                and Orion Power New
                                                York G. P., Inc.

Orion Power New York, L. P., Inc.               99% ownership of
                                                Erie

Orion Power New York, G. P., Inc.               1% ownership of
                                                Erie

(4)  Astoria

                                                Description of
System Company                                  Interest Held
--------------                                  -------------

Constellation Energy Group, Inc.                100% ownership of
                                                Constellation
                                                Enterprises, Inc.

Constellation Enterprises, Inc.                 29% ownership of

                                                Orion Power
                                                Holdings, Inc.

Orion Power Holdings, Inc.                      100% ownership of
                                                Orion Power New
                                                York L. P., Inc.
                                                and Orion Power New
                                                York G. P., Inc.

Orion Power New York, L. P., Inc.               99% ownership of
                                                Astoria

Orion Power New York, G. P., Inc.               1% ownership of
                                                Astoria

(5)  Grupo Generador de Guatemala y Cia., S.C.A. (GGG)
     (formerly Guatemalan Generating Group y Cia S.C.A)

System Company                   Description of Interest Held
--------------                   ----------------------------
Constellation Energy Group,      100% ownership of
Inc.                             Constellation Enterprises, Inc.

Constellation Enterprises,       100% ownership of
Inc.                             Constellation Holdings, Inc.

Constellation Holdings, Inc.     100% ownership of
                                 Constellation Power, Inc.

Constellation Power, Inc.        100% ownership of Constellation
                                 Power International Investments,
                                 Ltd.

Constellation Power              100% ownership of Green Tree
Investments International,       Finance   Company and Guatemala
Ltd.                             Generating Group - I

Green Tree Finance Company       99% ownership of Grupo
                                 Generador de Guatemala, S.A.

Guatemalan Generating            1% ownership of Grupo Generador
Group - I                        De Guatemala, S.A.
                                 99% ownership of Grupo Generador
                                 de Guatemala y Cia S.C.A.

Grupo Generador de Guatemala,    1% ownership of Group Generador
S.A.                             De Guatemala y Cia S.C.A.


(6)  Cos de Guatemala S.A.

System Company                   Description of Interest Held
--------------                   ----------------------------
Constellation Energy Group,      100% ownership of
Inc.                             Constellation Enterprises, Inc.

Constellation Enterprises,       100% ownership of
Inc.                             Constellation Holdings, Inc.

Constellation Holdings,          100% ownership of
Inc.                             Constellation Power, Inc.

Constellation Power, Inc.        100% ownership of Constellation
                                 Operating Services, Inc.

Constellation Operating          100% ownership of Constellation
Services, Inc                    Operating Services International
                                 100% ownership of Constellation
                                 Operating Services International - I

Constellation Operating          80% ownership of Cos De
Services International           Guatemala S.A.

Constellation Operating          20% ownership of Cos de
Services International - I       Guatemala,   S.A.


(7)  Empresa Electrica Valle Hermoso S.A.

System Company                   Description of Interest Held
--------------                   ----------------------------
Constellation Energy Group,      100% ownership of
Inc.                             Constellation Enterprises, Inc.

Constellation Enterprises,       100% ownership of
Inc.                             Constellation Holdings, Inc.

Constellation Holdings, Inc.     100% ownership of
                                 Constellation Power, Inc.

Constellation Power, Inc.        100% ownership of Constellation
                                 Power International Investments, Ltd.

Constellation Power              15.5% ownership of The Bolivian
International Investments, Ltd.  Generating Group, LLC

                                 50% ownership of C&O Bolivia,LLC

C&O Bolivia, LLC                 26% ownership of The Bolivian
                                 Generating Group, LLC

The Bolivian Generating Group,   50% ownership of Empresa
LLC                              Electrica Valle Hermoso, S.A.

(8)  The Bolivian Generating Group, LLC

System Company                   Description of Interest Held
--------------                   ----------------------------
Constellation Energy Group,      100% ownership of
Inc.                             Constellation Enterprises, Inc.


Constellation Enterprises,       100% ownership of
Inc.                             Constellation Holdings, Inc.

Constellation Holdings, Inc.     100% ownership of
                                 Constellation Power, Inc.

Constellation Power, Inc.        100% ownership of Constellation
                                 Power International Investments, Ltd.

Constellation Power              15.5% ownership of The Bolivian
International Investments,       Generating Group, LLC
Ltd.
                                 50% ownership of C&O Bolivia, LLC

C&O Bolivia, LLC                 26% ownership interest of
                                 The Bolivian Generating Group, LLC

(9)  C&O Bolivia, LLC

System Company                   Description of Interest Held
---------------                  ----------------------------
Constellation Energy Group,      100% ownership of
Inc.                             Constellation Enterprises, Inc.

Constellation Enterprises,       100% ownership of
Inc.                             Constellation Holdings, Inc.

Constellation Holdings, Inc.     100% ownership of
                                 Constellation Power, Inc.

Constellation Power, Inc.        100% ownership of Constellation
                                 Power International Investments, Ltd.

Constellation Power              50% ownership of
International Investments,       C&O Bolivia, LLC
Ltd.

(10) Empresa Distribuidora de Electricidad de Entre Rios S.A.

System Company                   Description of Interest Held
--------------                   ----------------------------
Constellation Energy Group,      100% ownership of
Inc.                             Constellation Enterprises, Inc.

Constellation Enterprises,       100% ownership of
Inc.                             Constellation Holdings, Inc.

Constellation Holdings, Inc.     100% ownership of
                                 Constellation Power, Inc.

Constellation Power, Inc.        100% ownership of Constellation
                                 Power International Investments, Ltd.

Constellation Power              16.5% ownership of The Latin
International Investments,       America Energy and Electricity
Ltd.                             Fund I, L.P.

                                 8.291% of Fondelec General
                                 Partners, L.P.

Fondelec General Partners,       1% of the Latin American Energy
L.P.                             and Electricity Fund I, L.P.

The Latin America Energy and     7.5% ownership in
Electricity Fund I, L.P.         Inversora EDEER, S.A.

Inversora EDEER, S.A.            90% ownership in Empresa
                                 Distribudora de Electricidad de
                                 Entre Rios, S.A.

(11) Compania Forca E Luz Cataguazes - Leopoldina and Cia De Electricidad De Nova Friburgo

System Company                   Description of Interest Held
--------------                   ----------------------------
Constellation Energy Group,      100% ownership of
Inc.                             Constellation Enterprises, Inc.

Constellation Enterprises,       100% ownership of
Inc.                             Constellation Holdings, Inc.

Constellation Holdings,          100% ownership of
Inc.                             Constellation Power, Inc.

Constellation Power, Inc.        100% ownership of Constellation
                                 Power International Investments, Ltd.

Constellation Power              16.5% ownership of The Latin
International Investments,       America  Energy
Ltd.                             and Electricity Fund I, L.P.

                                 8.291% of Fondelec General
                                 Partners, L.P.

Fondelec General Partners,       1% of the Latin American Energy
L.P.                             and Electricity Fund I, L.P.

The Latin America Energy and     7.06% ownership of Compania
Electricity Fund I, L.P.         Forca E Luz Cataguazes -
                                 Leopoldina and Cia De
                                 Electricidad De Nova Friburgo

(12) ELECTRA NORESTE, S.A. (formerly known as Empresa de Distribucion Electrica Noreste, S.A.)

System Company                   Description of Interest Held
--------------                   ----------------------------
Constellation Energy Group,      100% ownership of
Inc.                             Constellation Enterprises, Inc.

Constellation Enterprises,       100% ownership of
Inc.                             Constellation Holdings, Inc.

Constellation Holdings, Inc.     100% ownership of
                                 Constellation Power, Inc.

Constellation Power, Inc.        100% ownership of
                                 Constellation Power
                                 International Investments, Ltd.

                                 100% ownership of CP
                                 Panama Investors, Inc.

Constellation Power              100% of Class B common stock
International Investments,       of CP Panama I, S.A.
Ltd.

                                 25% of Class A common stock of
                                 Panama Distribution Group, S.A.


CP Panama Investors, Inc.        100% of Class A. common stock of
                                 CP Panama I, S.A.

CP Panama I, S.A.                55% of Class A common stock of
                                 Panama Distribution Group, S.A.

Panama Distribution Group,       51% of Elektra Noreste, S.A.
S.A.

(13) Malacha Hydro Limited Partnership

System Company                   Description of Interest Held
--------------                   ----------------------------
Constellation Energy Group,      100% ownership of
Inc.                             Constellation Enterprises, Inc.

Constellation Enterprises,       100% ownership of
Inc.                             Constellation Holdings, Inc.

Constellation Holdings, Inc.     100% ownership of
                                 Constellation Investments, Inc.
Constellation Investments,       100% ownership of CD
Inc.                             Malacha I, Inc.

CD Malacha I, Inc.               1% General Partner and up to
                                 49% Limited Partner of
                                 Malacha Hydro Limited
                                 Partnership

     (c) Type and amount of capital invested, directly or indirectly, by the holding company claiming exemption; any direct or indirect guarantee of the security of the EWG or foreign utility company by the holding company claiming exemption; and any debt or other financial obligation for which there is recourse, directly or indirectly, to the holding company claiming exemption or another system company, other than the EWG or foreign utility company.

                             See Attached Annex A


     (d) Capitalization and earnings of the EWG or foreign utility company during the reporting period. (All figures are as of 12/31/99).


                             See Attached Annex B

     (e) Identify any service, sales or construction contract(s) between the EWG or foreign utility company and a system company, and describe the services to be rendered or goods sold and fees or revenues under such agreement(s).

                             See Attached Annex C


                                   EXHIBIT A

     A consolidating statement of income and surplus of the claimant and its subsidiary companies for the last calendar year, together with a consolidating balance sheet of claimant and its subsidiary companies as of the close of such calendar year.

                             See Attached Annex D


                                   EXHIBIT B

                            Financial Data Schedule

     If, at the time a report on this form is filed, the registrant is required to submit this report and any amendments thereto electrically via EDGAR, the registrant shall furnish a Financial Data Schedule. The Schedule shall set forth the financial and other data specified below that are applicable to the registrant on a consolidated basis.


Item No.       Caption Headings           Amount (in millions)

1              Total Assets               $9,683.8

2              Total Operating Revenues   $3,786.2

3              Net Income                 $  260.1

                                   EXHIBIT C

     An organizational chart showing the relationship of each EWG or foreign utility company to associate companies in the holding-company system.

                           See response to Item 4(b)

     The above-named claimant has caused this statement to be duly executed on its behalf by its authorized officer on this 29/th/ day of February, 2000.


                                                Constellation Energy Group, Inc.

                                                  By:  David A. Brune
                                                       --------------
                                                       David A. Brune
                                                       Vice President


Corporate Seal

Attest:

By: Thomas E. Ruszin
    ----------------
Thomas E. Ruszin, Jr.
Assistant Secretary

Name, title, and address of officer to whom notices and correspondence concerning this statement should be addressed:

                   David A. Brune, Vice President
                   Constellation Energy Group, Inc.
                   250 W. Pratt Street
                   Baltimore, MD 21201

                                    Annex A


       Filed confidentially with the SEC pursuant to Rule 104 of PUHCA.

                                    Annex B


       Filed confidentially with the SEC pursuant to Rule 104 of PUHCA.

                                    Annex C


       Filed confidentially with the SEC pursuant to Rule 104 of PUHCA.

                                    Annex D


     Filed confidentially with the SEC pursuant to Rule 104 of PUHCA.